Exhibit 99.28(h)(5)

CLEARSKYSM

STATE FILING SERVICES AGREEMENT

This STATE FILING SERVICES AGREEMENT, effective as of December 5, 2011, is by and between each of Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Investment Trust, Touchstone Tax-Free Trust, and Touchstone Institutional Funds Trust (each a “Company” and collectively, the “Companies”) and BNY Mellon Investment Servicing (US) Inc. (“BNY”).

W I T N E S S E T H:

WHEREAS, each Company, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), is currently offering units of beneficial interest representing interests in the series or portfolios of the Company, including any and all classes thereof, identified on Schedule A hereto, as may be amended from time to time by the parties (each a “Fund” and collectively, the “Funds”), which are registered with the Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Companies wish to retain BNY to provide filing and registration services to the Funds to assist the Funds in complying with blue sky securities laws and BNY wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1.                                       Appointment.  Each Company hereby appoints BNY to provide blue sky filing services for the Funds for the period and on the terms set forth in this Agreement.  In connection with the foregoing, each Company hereby grants BNY a limited power of attorney on behalf of the Company and Funds to sign all blue sky filings and other related documents to perform such blue sky services.  BNY accepts such appointment.

2.                                       Duties and Obligations of BNY.  Subject to the supervision and control of the Companies, BNY will:

(a)                                  Effect and maintain, as the case may be, the qualification of shares of each Fund for sale under the securities laws in the jurisdictions identified by each Company in writing; and

(b)                                 File with each jurisdiction identified for each Fund, the applicable materials relating to the Fund by the applicable filing deadline; provided however, that each Company timely provides BNY in advance of such filings with (i) at Touchstone’s election, either the electronic version of or the requisite number of copies of each document (i.e. statutory definitive prospectuses) requested by BNY (to the extent such documents are required to effect the relevant filing) and (ii) filing fees (as described in more detail below); and

(c)                                  Convey to each Company any comments received from the regulatory authorities with respect to such filings and, if requested by the Company, responding to such comments in such manner as authorized in writing by the Company.

(d)                                 Subject to payment to BNY in advance, BNY will remit to the respective jurisdictions the requisite filing fees for the shares of the relevant Fund(s), and any fees for qualifying or continuing the qualification of any Fund(s).  Each Company will, from time to time as specifically agreed between the parties, facilitate a wire transfer of funds to BNY for the payment of the aforementioned filings fees promptly upon request by BNY.  BNY will request the funds necessary for the payment of the filing fees in advance of the date the fees become due.  Each Company acknowledges that BNY may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

(e)                                  In performing its duties under this Agreement, BNY will act in accordance with the reasonable instructions and directions of the Companies.  Similarly, each Company will reasonably cooperate with BNY to enable BNY to perform its duties under this Agreement.

3.                                       Duties and Obligations of the Companies.

(a)                                  To assist BNY in making blue sky filings on behalf of the Funds, each Company will furnish, or cause each Fund to furnish, BNY with copies of each of the following:

(i)                                     A listing of all jurisdictions in which each Fund is lawfully available for sale as of the date of this Agreement and in which each Company desires BNY to effect a blue sky filing on behalf of each Fund;

(ii)                                  Each Fund’s most recent Post-Effective Amendments filed with the SEC with respect to each Fund under the Securities Act of 1933 and under the 1940 Act;

(iii)                               Upon BNY’s request, each Fund’s most recent prospectus and statement of additional information (a “Prospectus”); and

(iv)                              All Notices of Special Meetings of Shareholders and related Proxy materials which propose the merger, reorganization or liquidation of a Fund.

(b)                                 Each Company will furnish promptly to BNY copies of all amendments of or supplements to the documents identified in this Section 2, if any.

(c)                                  Notwithstanding anything in this Agreement to the contrary, BNY shall have no liability for failing to file on a timely basis in any jurisdiction not identified by a Company or a Fund or to file any material for a Fund that BNY has not received on a timely basis from a Company or the Fund.

(d)                                 BNY shall have no responsibility to review the accuracy or adequacy of materials it receives from a Company for filing or bear any liability arising out of the timely filing of such materials.

4.                                       Compensation. Each Company will compensate BNY for the performance of its duties hereunder in accordance with the fees and charges set forth on Schedule B.  Each Company agrees to pay all fees to BNY within thirty (30) days following its receipt of the respective invoice.

5.                                       Standard of Care/Limitations of Liability

(a)                                  Subject to the terms of this Section 5, BNY shall be liable to each Company or a Fund for damages only to the extent caused by (i) BNY’s own willful misfeasance, bad faith or negligence in the performance of its obligations or duties under this Agreement, or (ii) BNY’s reckless disregard of its obligations or duties under this Agreement (collectively, the “Standard of Care”).

(b)                                 Neither party may assert any cause of action against the other party under this Agreement that accrued more than three (3) years prior to the filing of the suit or commencement of arbitration proceedings alleging such cause of action.

(c)                                  Each party shall have the duty to mitigate damages for which the other party may become responsible.

(d)                                 BNY’S LIABILITY TO A COMPANY OR THE FUNDS, AND ANY PERSON OR ENTITY CLAIMING THROUGH A COMPANY FOR ANY LOSS, CLAIM, SUIT, CONTROVERSY, BREACH OR DAMAGE OF ANY NATURE WHATSOEVER (INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY (“LOSS”) SHALL NOT EXCEED THE FEES RECEIVED BY BNY FOR SERVICES PROVIDED HEREUNDER DURING THE SIX MONTHS IMMEDIATELY PRIOR TO THE DATE OF SUCH LOSS; PROVIDED, HOWEVER, THAT IF BNY HAS PROVIDED SERVICES FOR LESS THAN SIX MONTHS IMMEDIATELY PRIOR TO THE DATE OF SUCH LOSS, THEN BNY’S LOSSES SHALL NOT EXCEED THE FEES BNY

WOULD REASONABLY BE EXPECTED TO RECEIVE FOR THE SERVICES PROVIDED HEREUNDER DURING THE FIRST SIX MONTHS OF THIS AGREEMENT; PROVIDED FURTHER THAT BNY’S CUMULATIVE MAXIMUM LIABILITY FOR ALL LOSSES SHALL NOT EXCEED $100,000 UNLESS THE LOSS IS ATTRIBUTABLE TO THE INTENTIONAL MISCONDUCT OR THE WILLFUL MISFEASANCE OF BNY.

(e)                                  Notwithstanding anything in this Agreement to the contrary, in no event shall either party be liable to the other under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party has been advised of the possibility of such damages.

(f)                                    Without limiting the generality of the foregoing or any other provisions of this Agreement, neither party shall be liable for damages (including, without limitation, damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond its control, including, without limitation the following events: acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities attributable to an unaffiliated third party; insurrection; elements of nature; non-performance by an unaffiliated third party; failure of the mails; functions or malfunctions of the internet caused by any of the above; or laws or regulations imposed after the date of this Agreement.

(g)                                 Each Company agrees and acknowledges that, prior to the effective date of this Agreement, BNY has not assumed, and will not assume, any obligations or liabilities arising out of the conduct of the Company or the Funds, or any previous service provider to the Companies or the Funds.

6.                                       Indemnification.

(a)                                  Each Company shall indemnify, defend and hold BNY harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against BNY or for which BNY may be held to be liable (a “Claim”) arising out of or attributable to any of the following:

(i)                                     any actions of BNY taken or omitted in connection with this Agreement except to the extent such Claim resulted from BNY’s failure to meet its Standard of Care (defined in Section 5 above);

(ii)                                  BNY’s reasonable reliance upon, or reasonable use of, information, data, records and documents received by BNY from a Company or the Funds;

(iii)                               any instructions or requests from a Company or the Funds upon which BNY chooses, in its reasonable discretion, to act;

(iv)                              a Company’s ‘s refusal or failure to comply with the terms of this Agreement;

(v)                                 any Claim that relates to a Company’s or a Fund’s negligence or intentional misconduct or the breach of any representation or warranty of a Company made herein; or

(vi)                              any conduct by a Company or the Funds or any previous service provider to the Companies or the Funds prior to the effective date of this Agreement.

(b)                                 BNY agrees to indemnify, defend and hold harmless each Company and each Fund, and their affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly from (i) any action taken or omitted to be taken by BNY as a result of and to the extent of its failure to meet the Standard of Care in connection with its provision of services to  Company or a Fund, (ii) BNY’s refusal or failure to comply with the terms of this Agreement, or (iii) BNY’s breach of any representation or warranty made herein.

(c)                                  This Section 6 shall survive termination of this Agreement.

7.             Representations and Warranties.

(a)                                  Each party represents and warrants that: (i) the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action, (ii) the terms of this Agreement do not violate the terms of any law, regulation, or court order to which it is subject or the terms of any material agreement to which it or any of its assets may be subject; (iii) this Agreement is a valid and binding obligation and is enforceable against it in accordance with its terms; and (iv) it is not subject to any pending or threatened litigation or governmental action which could interfere with its performance of its obligations hereunder.

(b)                                 Each Company further represents and warrants that, to the best of its knowledge, as of the date first set forth above, each Fund (and class thereof) is lawfully eligible for sale in each jurisdiction indicated for such Fund (and class thereof) on the list furnished to BNY pursuant to Section 3(a)(1) of this Agreement, or any subsequent amendment provided to BNY thereto.

(c)                                  THIS IS A SERVICE AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BNY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANIES OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. BNY DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

8.                                       Service to Other Investment Companies or Accounts.  The Companies understand that the persons employed by BNY to assist in the performance of BNY’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of BNY or any affiliate of BNY to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.                                       Notices.  Any notice or other instrument or materials authorized or required by this Agreement to be given in writing to a Company or to BNY shall be sufficiently given if addressed to such party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To a Company or a Fund:

Touchstone Funds

303 Broadway, Suite 1100

Cincinnati, OH  45202

Attention:  Director, Fund Administration & Operations

With a copy to:

Western & Southern Financial Group

400 Broadway

Cincinnati, OH 45202

Attention:  General Counsel

To BNY:

BNY Mellon Investment Servicing (US) Inc.

66 Broadway, 1st floor

Lynnfield, MA 01940

Attention: Kevin L. Caravella

10.                                 Files.  As between BNY and the Companies, all files maintained by BNY with respect to a Company shall be the property of the Company and shall be returned to the Company at the termination of this Agreement or as mutually agreeable to BNY and the Company.

11.                                 Duration and Termination.  This Agreement shall continue hereafter until terminated by a Company or BNY on 60 days’ written notice to the other party; provided, however, that Sections 5, 6, 11, 13, 14 and 16 shall survive.

In the event of a termination by a Company, BNY will reasonably cooperate with the Company; provided that, the Company shall promptly pay BNY for all reasonable and customary expenses associated with movement of records and materials and conversion thereof to a successor service provider.

12.                                 Amendment to this Agreement.  No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by both parties.

13.                                 Governing Law. The laws of the state of Delaware, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement.

14.                                 Confidentiality.  Subject to the terms of this Section, each party agrees to maintain all information about the other party that it acquires pursuant to this Agreement in confidence. The obligations of confidentiality in this Section shall not apply to any information that:  (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released in writing by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency, law, or binding discovery request in pending litigation (provided the receiving party will provide the other party with prompt written notice of such requirement, to the extent such notice is permitted); (vi) is included on a required basis in any publicly available filing made with a federal or state agency or authority in the course of rendering services; (vii) is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party; or (viii) has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

Each party agrees that if there is a breach or threatened breach of the provisions of this Section, the other party will not have an adequate remedy in money or damages and accordingly will be entitled to injunctive relief and/or specific performance; provided, however, no specification in this Section of any particular remedy shall be construed as a waiver or prohibition of any other remedies in the event of a breach or threatened breach of this Section.

15.                                 Miscellaneous.

(a)                                  Entire Agreement.  This Agreement (including all schedules) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

(b)                                 Severability.  The parties intend every provision of this Agreement to be severable.  If a court or similar tribunal of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.  Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

(c)                                  Successors/Assigns.  This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that BNY may, in its sole discretion, assign all its right, title and interest in, and delegate its obligations under, this Agreement to an affiliate.  For the avoidance of doubt, a change of control of BNY does not constitute an assignment of the Agreement.  BNY may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by BNY; provided, however, that BNY provides prior written notice of such subcontracting and remains fully responsible for the performance of its subcontractors as if it had performed the obligations subcontracted.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e)                                  Captions.  The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(f)                                    Further Actions.  Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes hereof.

(g)                                 No Third Party Rights.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

(h)                                 Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)                                     Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY’s affiliates are financial institutions, and BNY may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNY may also ask (and may have already asked) for additional identifying information, and BNY may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Touchstone Funds Group Trust

By:	/s/ Kevin L. Caravella	By:	/s/ Brian Hirsch

Name:	Kevin L. Caravella	Name:	Brian Hirsch

Title:	Managing Director	Title:	Vice President

Date:	12/31/2011	Date:	12/22/11

Touchstone Strategic Trust		Touchstone Investment Trust

By:	/s/ Brian Hirsch	By:	/s/ Brian Hirsch

Name:	Brian Hirsch	Name:	Brian Hirsch

Title:	Vice President	Title:	Vice President

Date:	12/22/11	Date:	12/22/11

Touchstone Tax-Free Trust		Touchstone Institutional Funds Trust

By:	/s/ Brian Hirsch	By:	/s/ Brian Hirsch

Name:	Brian Hirsch	Name:	Brian Hirsch

Title:	Vice President	Title:	Vice President

Date:	12/22/11	Date:	12/22/11

CLEARSKYSM

STATE FILING SERVICES AGREEMENT

SCHEDULE A

LIST OF FUNDS

Investment Company Name	Fund

Touchstone Strategic Trust (3/31 FYE)	Touchstone Diversified Small Cap Growth Fund Touchstone Growth Opportunities Fund Touchstone Large Cap Growth Fund Touchstone Mid Cap Growth Fund
Touchstone Tax-Free Trust (6/30 FYE)	Touchstone Ohio Tax-Free Bond Fund Touchstone Ohio Tax-Free Money Market Fund* Touchstone Tax-Free Money Market Fund*
Touchstone Investment Trust (9/30 FYE)	Touchstone Core Bond Fund Touchstone High Yield Fund Touchstone Institutional Money Market Fund* Touchstone Money Market Fund*
Touchstone Institutional Funds Trust (12/31 FYE)	Touchstone Sands Capital Institutional Growth Fund
Touchstone Funds Group Trust (9/30 FYE)

Touchstone Capital Appreciation Fund
Touchstone Emerging Markets Equity Fund
Touchstone Emerging Markets Equity Fund II
Touchstone Focused Equity Fund
Touchstone Global Equity Fund
Touchstone Global Real Estate Fund
Touchstone Intermediate Fixed Income Fund
Touchstone International Fixed Income Fund
Touchstone Large Cap Relative Value Fund
Touchstone Market Neutral Equity Fund
Touchstone Mid Cap Fund
Touchstone Mid Cap Value Fund
Touchstone Premium Yield Equity Fund
Touchstone Sands Capital Select Growth Fund
Touchstone Short Duration Fixed Income Fund
Touchstone Small Cap Core Fund
Touchstone Small Cap Value Fund
Touchstone Total Return Bond Fund
Touchstone Ultra Short Duration Fixed Income Fund
Touchstone Merger Arbitrage Fund

* Receiving Money Market Fund Services.

CLEARSKYSM

STATE FILING SERVICES AGREEMENT

SCHEDULE B

FEES

$65 per permit per year, with a minimum monthly fee of $5,208, billed monthly in arrears.

2